UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 2 Disheng Middle Road Beijing Economic-Technological Development Area Beijing, People’s Republic of China	100176
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

                    (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed by Hollysys Automation Technologies Ltd., a British Virgin Islands company (the “Company”), with the Securities and Exchange Commission (the “SEC”) on September 21, 2010 (the “Original Registration Statement”), relating to the Rights Agreement, dated as of September 27, 2010 (the “Original Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), and Amendment No. 1 to the Registration Statement filed by the Company with the SEC on Form 8-A/A on September 25, 2020 (the “Prior Registration Statement Amendment”), relating to the Amended and Restated Rights Agreement, dated as of September 24, 2020, between the Company and the Rights Agent (the “Amended and Restated Rights Agreement”). Each of the Original Registration Statement and the Prior Registration Statement Amendment is hereby incorporated herein by reference.

On December 11, 2023, the Company, Superior Technologies Holding Limited, an exempted company incorporated under the laws of the Cayman Islands (“Parent”), and Superior Technologies Mergersub Limited, a British Virgin Islands business company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger Agreement, the Company entered into the Amendment No. 1 to the Amended and Restated Rights Agreement with the Rights Agent on December 11, 2023 (the “Rights Agreement Amendment No. 1”) and the Amendment No. 2 to Amended and Restated Rights Agreement with the Rights Agent on December 12, 2023 (the “Rights Agreement Amendment No. 2,” together with Rights Agreement Amendment No. 1, the “Rights Agreement Amendments”). The Rights Agreement Amendments rendered the Amended and Restated Rights Agreement inapplicable to (i) the Merger Agreement and the transactions contemplated thereby, including the Merger and (ii) any acquisition of securities of the Company by Parent, Merger Sub and their affiliates during the term of the Merger Agreement.

The foregoing summary of the Rights Agreement Amendments is qualified in its entirety by reference to (i) the full text of the Rights Agreement Amendment No. 1 and the Rights Agreement Amendment No. 2, which are attached as Exhibit 4.1 and Exhibit 4.2, respectively, to the Form 6-K, furnished by the Company to the SEC on December 12, 2023 and are incorporated herein by reference; (ii) the Original Rights Agreement and the summary of its terms, which were furnished by the Company to the SEC on Form 6-K on September 21, 2010 and are incorporated herein by reference; and (iii) the Amended and Restated Rights Agreement and the summary of its material terms, which were furnished by the Company to the SEC on Form 6-K on September 25, 2020 and are incorporated herein by reference.

Item 2.	Exhibits.

1.

Amendment No. 2 to Amended and Restated Rights Agreement, dated as of December 12, 2023, between Hollysys Automation Technologies Ltd. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4.2 of the Report on Form 6-K dated December 12, 2023 of Hollysys Automation Technologies Ltd.)

2.

Amendment No.  1 to Amended and Restated Rights Agreement, dated as of December  11, 2023, between Hollysys Automation Technologies Ltd. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated December 12, 2023 of Hollysys Automation Technologies Ltd.)

3.

Amended and Restated Rights Agreement, dated as of September 24, 2020, between Hollysys Automation Technologies Ltd. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated September 25, 2020 of Hollysys Automation Technologies Ltd.)

4.

Rights Agreement, dated as of September 27, 2010, between Hollysys Automation Technologies Ltd. and Continental Stock Transfer & Trust Company, as Rights Agent, which includes the Form of Certificate of Rights Certificate as Exhibit A and the Form of Summary of Rights as Exhibit B (incorporated by reference to Exhibit 2.1 of the Report on Form 6-K dated September 21, 2010 of Hollysys Automation Technologies Ltd.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

Date: December 12, 2023	By:	/s/ Changli WANG
Name: Changli WANG Title: Chief Executive Officer

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